Exhibit 99.1

Catherine Thian

5196 Parkway Calabasas

Calabasas, CA 91302

March 13, 2023

Dr. James Kao

Chairman of the Board

RBB Bancorp

1055 Wilshire Blvd., Suite 1200

Los Angeles, CA 90017

Dear Dr. Kao, Board Chairman,

Due to my health reasons, I regret to inform you that I have decided to resign from my Board of Director positions of RBB Bancorp and RBB Bank as well as all roles related to RBB Bancorp and RBB Bank immediately (3/13/2023).

Best regards,

Catherine Thian